Exhibit 99.1

Hercules Capital Renews and Increases Its Multi-Currency SMBC Credit Facility to $300.0 Million

SAN MATEO, Calif., December 2, 2024 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced that it has renewed and upsized its existing $225.0 million credit facility with Sumitomo Mitsui Banking Corporation (“SMBC”) with an upsized credit facility under which Synovus Bank, Customers Bank and Apple Bank, together with SMBC, have committed a total of $300.0 million in credit capacity subject to borrowing base, leverage and other restrictions. The renewed credit facility also includes an uncommitted accordion feature expandable up to $500.0 million. The renewed credit facility matures in November 2029, including a 12-month amortization period.

“With the renewal and increase in our credit facility with SMBC, we continue to strengthen our capital resources and enhance our operational flexibility while maintaining an optimal cost of capital,” said Seth Meyer, chief financial officer of Hercules. “We want to thank SMBC for their continued support of our industry-leading franchise.”

For additional information, please review the Company’s current report on Form 8-K, to be filed with the Securities and Exchange Commission (“SEC”), which will include the completed transaction documents.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $21 billion to over 660 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

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